THIS MARKETING AGREEMENT (as amended or supplemented from time to time, this "Agreement") is made as of April 1, 1994 between PIONEER FEDERAL SAVINGS BANK, a federally chartered savings bank ("Pioneer"), and SIGNET BANK/VIRGINIA, a Virginia banking corporation ("Signet").

                                 RECITALS

     A. Pursuant to a reorganization and merger agreement dated as of February 16, 1994 (as amended or supplemented from time to time, the "Merger Agreement") between Signet Banking Corporation ("SBC") and Pioneer Financial Corporation (the "Company"), the Company agreed to merge into SBC (the "Merger"). In connection with the Merger, Pioneer, a wholly owned subsidiary of the Company, will merge into Signet, a wholly owned subsidiary of SBC.

     B.   Certain of the subsidiaries of Pioneer (the "Pioneer
Subsidiaries") own real estate development projects in the Richmond, Virginia metropolitan area, which projects are more particularly described in Exhibit A attached hereto (collectively, the "Properties"; individually, a "Property"). In anticipation of the Merger, Pioneer and Signet desire to market the Properties on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     Section 1. Agreement to Market Properties. As soon as possible after the date of this Agreement, Pioneer will commence actively marketing the Properties and thereafter will use its best efforts to secure purchasers for the respective Properties on terms and conditions mutually satisfactory to Pioneer and Signet. Without limiting the generality of the foregoing, Pioneer will prepare a marketing package for each of the Properties, advertise the Properties for sale in appropriate publications, post "For Sale" signs on the Properties as it deems necessary or desirable, respond to inquiries from, and show the Properties to, prospective purchasers and real estate agents, and negotiate the terms of each sale. Signet will have the right to approve the marketing package for each of the Properties.

     Section 2. Real Estate Agents. Pioneer represents and warrants to Signet that it has already entered into exclusive listing agreements (the "Existing Listing Agreements") with certain real estate brokers (the "Existing Brokers") relating to certain of the Properties, as more particularly described in Exhibit B attached hereto, and that the copies of the Existing Listing Agreements provided by Pioneer to Signet are true, correct and complete copies of the original Existing Listing Agreements and have not been amended or supplemented in any respect and are in full force and effect. In carrying out its duties under this Agreement, Pioneer will continue to market the Properties that are subject to the Existing Listing Agreements through the Existing Brokers for the remainder of the term of the Existing Listing Agreements. The Existing Listing Agreements will not be renewed or extended except subject to the conditions set forth below.
In addition, Pioneer may engage one of the Company's subsidiaries, Pioneer Properties, Inc., trading as "River's Bend Realty," as the exclusive agent of Pioneer to market some or all of the remaining Properties. River's Bend Realty will be entitled to receive a reasonable commission for any sale that is consummated and may agree to pay co-brokerage commissions to other agents involved in a sale. Alternatively, Pioneer may, at its option, enter into exclusive listing agreements with one or more other real estate agents as to some or all of the Properties not subject to the Existing Listing Agreements. Notwithstanding the foregoing, Pioneer will engage River's Bend Realty and will enter into listing agreements with other real estate brokers subject to the conditions that (i) the listing may be cancelled upon not more than 30 days' prior notice and (ii) the listing will expire no later than the effective date of the Merger unless Signet agrees otherwise.

     Section 3. Referrals and Contacts by Signet. Signet will have the right to contact real estate brokers and other parties to inquire as to the names of prospective purchasers for the Properties. If, as a result of such inquiries or otherwise, Signet becomes aware of any party that may be, or Signet believes that any party may be, interested in purchasing any of the Properties, Signet may provide to Pioneer the name of each such prospective purchaser. Unless Pioneer objects to a prospective purchaser by so notifying Signet within ten days after Pioneer's receipt of the prospective purchaser's name (which objection must be based on reasonable grounds explained to Signet), then either Signet or Pioneer, at Signet's option, will contact the prospective purchaser and furnish it with a marketing package on the Property or Properties in which the prospective purchaser is interested, show such Properties to the prospective purchaser and take other appropriate action to encourage the sale to such prospective purchaser. For such purposes, Signet will have the right to enter any of the Properties with prospective purchasers or at other times to inspect the same.

     Section 4. Terms of Sale. Pioneer will not agree to sell, or permit any of the Pioneer Subsidiaries to sell, any of the Properties except upon terms and conditions that are mutually acceptable to Pioneer and Signet. Attached hereto as Exhibit C are the respective prices at which the Properties are to be listed. Such list prices will not be changed without the mutual approval of Pioneer and Signet. Pioneer will submit to Signet a copy of each written purchase offer it receives, regardless of whether the offer is acceptable to Pioneer, and will keep Signet informed of the course of negotiations with prospective purchasers. After Pioneer and Signet mutually approve the terms and conditions of a sale, Pioneer will cause the Pioneer Subsidiary that owns the Property to enter into a contract of sale in accordance with such terms and conditions (the "Sale Contract") and to use its best efforts to consummate the sale in accordance with the Sale Contract. Pioneer will keep Signet informed of the progress toward settlement under each Sale Contract. Pioneer will not agree, or permit any of the Pioneer Subsidiaries to agree, to modify, release or supplement any of the Sale Contracts in any material respect without Signet's prior approval.

     Section 5.  Limitations of Liability; Indemnification.
Notwithstanding anything contained to the contrary in this Agreement:

     (a) Signet will not have any obligation to market the Properties or to refer prospective purchasers to Pioneer, and Pioneer acknowledges that it is not relying on Signet in any respect to take any action to market any of the Properties. In addition, Signet is not acting as a real estate broker or agent for Pioneer or any of the Pioneer Subsidiaries in connection with the Properties.

     (b) During the term of this Agreement, the Pioneer Subsidiaries will continue to be responsible for the management and control of the Properties, for all costs relating to the ownership thereof and for all risk of loss. By entering into this Agreement and exercising its rights hereunder, Signet will not be considered in possession of or to be exercising management or control of the Properties.

     (c) Signet will not be responsible or liable in any respect for vandalism, theft or damage sustained by the Pioneer Subsidiaries or the Properties and caused by prospective purchasers or other parties admitted to the Properties by Signet pursuant to this Agreement or for any mechanics' or materialmen's liens or other claims that may be filed against any of the Properties or claimed against any of the Pioneer Subsidiaries based upon events arising out of this Agreement other than Signet's gross negligence or willful misconduct.

     (d) Neither of the parties hereto are authorized to make any representations, warranties or covenants concerning any of the Properties, verbally or in writing, on behalf of the other party. Any such representations, warranties or covenants shall be made solely by the Pioneer Subsidiary who is the owner of the Property and shall be limited to the express representations, warranties and covenants set forth in the Sale Contract approved by Signet and Pioneer.

     (e) Pioneer will indemnify, defend and hold Signet harmless from and against any and all claims, liabilities, damages and costs (including reasonable attorneys' fees) arising from or related to (i) the marketing or sale of the Properties by Pioneer, River's Bend Realty or any of Pioneer's or the Pioneer Subsidiaries' agents or arising from or related to any Sale Contract, (ii) the carrying out by Pioneer of its duties under this Agreement or the exercise by Signet of its rights hereunder, unless caused by Signet's gross negligence or willful misconduct, or (iii) inaccuracies or allegations of inaccuracies contained in any documentation or information supplied by Pioneer or by Signet to any purchaser or prospective purchaser, provided that any such documentation or information supplied by Signet was obtained from Pioneer.

     (f) Signet will indemnify, defend and hold Pioneer harmless from and against any and all claims, liabilities, damages and costs (including reasonable attorneys's fees) arising from or related to (i) the gross negligence or willful misconduct of Signet in exercising its rights hereunder and (ii) any inaccuracies or allegations of inaccuracies contained in any documentation or information supplied by Signet to any purchaser or prospective purchaser unless such documentation or information was obtained from Pioneer.

     Section 6. Termination. This Agreement will terminate upon the earlier to occur of (i) the termination of the Merger Agreement or (ii) the consummation of the Merger; provided, however, that the indemnification provisions of Section 5 will survive any such termination.

     Section 7. Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, personal representatives, successors and assigns.

     Section 8. Applicable Law. This Agreement shall be governed by the laws of Virginia.

     Section 9. Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing and shall be delivered by facsimile, by hand delivery, by overnight courier or by certified mail, postage prepaid, return receipt requested, to the persons and at the addresses set forth below or to such other persons or addresses as the party entitled to notice shall have specified by at least ten days' prior notice given to the other party herein.

               a.   To Signet:

                    7 North Eighth Street
                    Richmond, Virginia  23219
                    Attention:  James J. Halliwell

               b.   To Pioneer:

                    5601 Ironbridge Parkway
                    P.O. Box C-9000
                    Chester, Virginia  23831
                    Attn:  George R. Whittemore

All such notices, demands, requests and other communications shall be deemed to have been given upon receipt by the party to whom addressed. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall not invalidate the effectiveness of any notice, demand, request or other communication, and in such case the notice shall be deemed given upon the rejection, refusal to accept or return of the notice to the sender.

     Section 10. Consents and Approvals. Wherever this Agreement requires or permits the consent or approval of a party or provides that certain action may not be taken unless the other party otherwise agrees, each such consent, approval or agreement shall be in writing, shall be signed by the party from whom the consent, approval or agreement is sought and, unless otherwise provided herein, may be withheld by such party in its sole discretion.

     Section 11. Amendments. This Agreement may only be amended, modified supplemented or terminated in writing, signed by all of the parties hereto.

     Section 12. No Partnership. Nothing in this Agreement shall be construed as making, nor do the parties intend to make, any party a partner or joint venturer with any other party or create a principal-agent relationship.

     Section 13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

     WITNESS the following signatures.

                              PIONEER FEDERAL SAVINGS BANK



                              By:/s/

                              Its:  President


                              SIGNET BANK/VIRGINIA



                              By:/s/

                              Its:  Vice President